Exhibit 99.3

PROMISSORY NOTE

$6,000,000.00

December 30, 2016

THIS PROMISSORY NOTE (this “Note”) is made as of December 30, 2016, by FOOTHILLS EXPLORATION OPERATING, INC., a Nevada corporation (“Borrower”), and, solely with respect to the guaranty set forth in Section 8 hereof, FOOTHILLS EXPLORATION, INC., a Nevada corporation (“Guarantor”), for the benefit of TOTAL BELIEF LIMITED, a British Virgin Islands limited liability company, its successors and assigns (“Lender”), in the original principal amount of Six Million and No/100s Dollars ($6,000,000), payable on the date that is eighteen (18) months from the date of this Note (the “Maturity Date”).

1.    Payments; Interest. Payments shall be made at such place as Lender may direct in lawful money of the United States of America. The full amount of this Note shall be paid by Borrower to Lender on or before the Maturity Date. Provided that the full principal amount of this Note is paid by Borrower to Lender on or before the Maturity Date, this Note shall not accrue interest during its term.

2.    Prepayment. Borrower reserves the right to prepay all or any portion of this Note at any time and from time to time without premium or penalty of any kind. Any partial prepayment shall be applied first to interest accrued through the date of payment and then to principal.

3.    Default Interest. Upon any default in payment of principal hereunder, Borrower shall pay interest on the principal balance of this Note then outstanding and on the accrued but unpaid interest from the date of such default until such default shall be cured and this Note paid in full at the rate of Ten Percent (10%), compounded annually.

4.    Waiver by Borrower. Borrower, for itself and for any guarantors, sureties, endorsers and/or other person or persons now or hereafter liable hereon, if any, hereby waives demand of payment, presentment for payment, protest, notice of nonpaymeut or dishonor and any and all other notices and demands whatsoever, and any and all delays or lack of diligence in the collection hereof, and expressly consents and agrees to any and all extensions or postponements of the time of payment hereof from time to time at or after maturity and any other indulgence and waives all notice thereof.

5.    No Waiver by Lender. No delay or failure by Lender in exercising any right, power, privilege or remedy hereunder shall affect such right, power, privilege or remedy or be deemed to be a waiver of the same or any part thereof; nor shall any single or partial exercise thereof or any failure to exercise the same in any instance preclude any further or future exercise thereof, or the exercise of any other right, power, privilege or remedy, and the rights and privileges provided for hereunder are cumulative and not exclusive.

6.    Assignment. Lender may sell, assign, pledge or otherwise transfer all or any portion of its interest in this Note at any time or from time to time without prior notice to or consent of and without releasing any party liable or becoming liable hereon.

7.    Miscellaneous.

(a)    This Note shall be governed by and construed in accordance with the laws of the State of Colorado. The terms of this Note are severable, and if any provision, or the application of any provision, shall be declared invalid or unenforceable, the remaining provisions and all other applications of such provisions shall remain in full force and effect, and shall not be impaired in any way.

(b)    This Note may not be amended or modified except by a written agreement signed by Borrower and Lender.

(c)    This Note and every covenant and agreement herein contained shall be jointly and severally binding upon each party or entity executing this Note as or on behalf of Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. Whenever used herein, the terms “Borrower” and “Lender” shall also mean, to the extent applicable, the successors and assigns of Borrower and Lender, and the term “including” shall mean “including, without limitation.”

(d)    Borrower shall pay on demand all costs and expenses (including attorneys’ fees) incurred by Lender in connection with the enforcement of this Note if the Note is not paid in full on or before the maturity Date, whether or not suit is filed by Lender.

8.    Guaranty. Guarantor absolutely, unconditionally and irrevocably guarantees to Lender the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Borrower under or relating to this Note, plus all costs, expenses and fees (including the reasonable fees and expenses of Lender’s counsel) in any way relating to the enforcement or protection of Lender’s rights hereunder (collectively, the “Obligations”). Guarantor agrees that its Obligations under this Guaranty are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)    Any illegality, invalidity or unenforceability of any Obligation, this Note or the Purchase and Sales Agreement, dated as the date hereof, by and among the Borrower, the Lender and the Guarantor, or any related agreement or instrument, or any law, regulation, decree or order of any jurisdiction or any other event affecting any term of the Obligations.

(b)    Any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or ther modification of this Note.

(c)    Any default, failure or delay, willful or otherwise, in the performance of the Obligations.

(d)    Any change, restructuring or termination of the corporate structure, ownership or existence of Guarantor or Borrower or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Borrower or its assets or any resulting restructuring, release or discharge of any Obligations.

(e)    The failure of Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Note or otherwise.

(f)    The existence of any claim, set-off, counterclaim, recoupment or other rights that Guarantor or Borrower may have against Lender (other than a defense of payment or performance).

(g)    Any other circumstance (including, without limitation, any statute of limitations), act, omission or manner of administering this Note or any existence of or reliance on any representation by Lender that might vary the risk of Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly caused this Note to be executed and delivered as of the date first written above.

BORROWER:

FOOTHILLS EXPLORATION OPERATING, INC., a Nevada corporation

By:	/s/ B.P. Allaire
Name:	B.P. Allaire
Title:	President

GUARANTOR:

FOOTHILLS EXPLORATION, INC., a Nevada corporation
Solely with respect to Section 8 hereof

By:	/s/ B.P. Allaire
Name:	B.P. Allaire
Title:	CEO